SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 14, 1997




                        THE CARBIDE/GRAPHITE GROUP, INC.

        Delaware                    0-20490                     25-1575609
(State of Incorporation)    (Commission File Number)          (IRS Employer
                                                           Identification Code)


                         One Gateway Center, 19th Floor
                                 Pittsburgh, PA
                                      15222
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (412) 562-3700





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Item 1 through Item 4:  Not applicable.

Item 5 -- Other Events:

     On July 14, 1997, the Registrant released the following information with respect to a $22 million project to expand production capacity at its affiliate, Seadrift Coke, L.P.:

     Pittsburgh,  PA - July 14, 1997 - The Carbide/Graphite  Group, Inc. (NASDAQ
NNM: CGGI) today announced plans to expand its needle coke production capacity at Seadrift Coke, L.P. located in Seadrift, TX. The capital project cost is budgeted at $22 million and is expected to be completed during the next 12 months. Once completed, the project will increase the Company's needle coke capacity over 30%, from 130,000 tons currently to in excess of 170,000 tons. Installation of equipment for the project is planned for the third quarter of C/G's fiscal 1998 and will require the Seadrift plant to be idle for approximately two weeks. The project is subject to regulatory and environmental permitting approvals and is expected to be funded from internal cash flow and available credit facilities.

     Walter Fowler, Chairman and Chief Executive Officer, commented, "This project represents a major expansion of our needle coke capacity and is expected to significantly improve the earnings potential of C/G. Several debottlenecking projects completed in early fiscal 1997 achieved an incremental production increase of roughly 20,000 tons of needle coke. These projects led to the current project which we expect to increase production of high quality needle coke by more than 40,000 tons. We are very pleased with the initiative and entrepreneurial spirit shown by the employees involved in developing this project."

     The Carbide/Graphite Group, Inc. is a leading manufacturer of industrial graphite and calcium carbide products with manufacturing facilities in St. Marys, Pennsylvania; Niagara Falls, New York; Louisville and Calvert City, Kentucky; and Seadrift, Texas.

     Note: This release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual future results could differ materially from those set forth in such statements due to various factors. Such factors include the risks associated with technology, availability of suitable feedstocks, demand and prices for needle coke and the ability to obtain regulatory and environmental approvals and permits.

                                      # # #


Item 6 through Item 8:  Not applicable.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the following hereunto duly authorized.

                                         The Carbide/Graphite Group, Inc.

                                              /s/  Walter B. Fowler
                                    -------------------------------------------
                                    Walter B. Fowler - Chief Executive Officer
Dated:  August 25, 1997



















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